EIGHTH AMENDMENT TO AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

     THIS EIGHTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT ("Amendment") is entered into as of the 30th day of December, 1999 between DEUTSCHE FINANCIAL SERVICES CORPORATION ("DFSC"), DEUTSCHE FINANCIAL SERVICES a division of Deutsche Bank Canada ("DFS Canada") (DFSC and DFS Canada are collectively referred to as "DFS") and GEHL COMPANY ("Gehl") and its subsidiaries, including but not limited to Hedlund Martin, Inc., Gehl Power Products, Inc., Mustang Manufacturing Company, Inc. and Mustang Finance, Inc. (collectively with Gehl, "Gehl Company").

RECITALS:

     A. DFS and Gehl Company entered into that certain Amended and Restated Loan and Security Agreement dated as of October 1, 1994, as amended from time to time (the "Agreement") pursuant to which DFS is providing financing to Gehl Company.

     B. DFS and Gehl Company wish to modify the terms of such financing as set forth in this Amendment.

AGREEMENT:

     NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, DFS and Gehl Company hereby agree as follows:

     1. The definition of "Maturity Date" as set forth in Section 1.1 is deleted in its entirety and restated as follows:

          "Maturity Date":         December 31, 2002

     2. Section 2.1.2 of the Agreement is deleted in its entirety and restated as follows:

          "2.1.2 Charges. Gehl Company agrees to pay DFS in advance of each year of this Agreement an annual "Credit Facility Fee" (sometimes also referred to herein as a "charge") equal to the lesser of (a) Twenty-Five Thousand Dollars, and (b) the highest charges from time to time permitted by applicable law (and amounts received from Gehl Company in excess of such highest permitted amount or rate will be considered reductions of principal to the extent of such excess). The Credit Facility Fee shall be due and payable on December 31 of the 1999, 2000, and 2001 calendar years for the subsequent calendar year of this Agreement.

     3. Except as expressly modified hereby, the Agreement remains unmodified and in full force and effect and the parties ratify and confirm the Agreement as modified hereby. Gehl Company reaffirms that the representations and warranties of Gehl Company as set forth in the Agreement are true and correct as of the date of the Agreement and as of the date of this Amendment. All terms defined herein shall have the meanings defined herein for all purposes under the Agreement. This Amendment shall be governed by the internal laws of the state whose law governs the Agreement. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute the same instrument.

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     IN WITNESS WHEREOF, DFS and Gehl Company have executed this Amendment as of the date and year first above written.

GEHL COMPANY                  HEDLUND MARTIN, INC.


By:    /s/Kenneth P. Hahn     By:    /s/Kenneth P. Hahn
Name:  Kenneth P. Hahn        Name:  Kenneth P. Hahn
Title: Vice President         Title: Treasurer


GEHL POWER PRODUCTS, INC.     MUSTANG MANUFACTURING COMPANY, INC.


By:    /s/Kenneth P. Hahn     By:    /s/Kenneth P. Hahn
Name:  Kenneth P. Hahn        Name:  Kenneth P. Hahn
Title: Treasurer              Title: Vice President


MUSTANG FINANCE, INC.

By:    /s/Kenneth P. Hahn     By:
Name:  Kenneth P. Hahn        Name:
Title: Vice President         Title:


DEUTSCHE FINANCIAL SERVICES   DEUTSCHE FINANCIAL SERVICES
CORPORATION                   a division of Deutsche Bank Canada

By:    /s/Thomas L. Meredith  By:     /s/William C. Blight
Name:  Thomas L. Meredith     Name:   William C. Blight
Title: Vice President         Title:  Senior Vice President